EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF CHANGE OF REGISTERED AGENT AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.The name of the corporation is	SKYWORKS SOLUTIONS, INC.

.

2.The Registered Office of the corporation in the State of Delaware is changed to
850 New Burton Road, Suite 201
(street), in the City of	Dover
,

County of	Kent	Zip Code	19904	. The name of the
Registered Agent at such address upon whom process against this Corporation may be
served is	Cogency Global Inc.
.

3.The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Robert J. Terry
Authorized Officer

Name:	Robert J. Terry
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